UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 3, 2016

FIRST FIXTURES, INC.

(Exact name of registrant as specified in its charter)

Nevada

(State or other jurisdiction of incorporation)

000-55523

(Commission File Number)

None

(IRS Employer Identification No.)

112 North Curry Street

Carson City, Nevada 89703

(Address of principal executive offices)(Zip Code)

(775) 321-8231

Registrant’s telephone number, including area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 3, 2016, the board of directors of First Fixtures, Inc, a Nevada corporation (the “Company”), appointed Damian “Jr. Gong” Marley as our President and Chief Executive Officer, and a director; John Brady as our Secretary, and Dan Dalton as our Treasurer. Concurrent with such appointments, Colin Povall resigned as President, Secretary, Treasurer and a Director. Mr. Marley is now our sole director.

Damian “Jr. Gong” Marley, age 38, is a Jamaican reggae artist and the youngest son of reggae legend Bob Marley. Marley garnered his own place in music history when he became the first ever reggae artist to win a Grammy outside of the “Reggae” category. Mr. Marley does not have any agreement, arrangement or understanding with the Company.

Dan Dalton, age 46, has spent the last 20 years in the music industry, guiding and managing the career of artists. Based in Los Angeles, he currently manages the careers of Damian “Jr. Gong” Marley, son of reggae legend Bob Marley, and celtic-punk band Flogging Molly. In addition to managing artists, he manages a business that charters cruise ships and produces music festivals. Recently, Dalton has partnered his business with Roc Nation, a full-service entertainment company founded by artist Jay Z. Mr. Dalton does not have any agreement, arrangement or understanding with the Company.

John Brady, age 51, spent the first part of his career as a broker and owner of a boutique investment banking brokerage firm. For the past 12 years, he has been an independent consultant, advising on strategic business planning. Mr. Brady attended Brooklyn College from 1983 to 1987. Mr. Brady does not have any agreement, arrangement or understanding with the Company.

2

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

First Fixtures, Inc.

Date: October 18, 2016	By:	/s/ John Brady
	Name:	John Brady
	Title:	Secretary

3